Filed pursuant to Rule 424(b)(3)
(Registration Statement No. 333-214033)
Prospectus

6,283,168 Shares of Common Stock

This prospectus relates to the possible resale, from time to time, by the selling stockholders identified in this prospectus of up to 3,141,584 shares of our common stock, par value $0.001 per share issuable upon conversion of our Series A Convertible Preferred Stock and 3,141,584 shares issuable upon exercise of our common stock purchase warrants, each initially issued a private placement, which closed on September 21, 2016.
The selling stockholders may offer the shares from time to time as each selling stockholder may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” or a supplement to this prospectus. Each selling stockholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

We are registering the offer and sale of these shares pursuant to certain registration rights granted to the selling stockholders. The registration of these shares of common stock does not necessarily mean that any of the shares will be offered or sold by the selling stockholders. The timing and amount of any sale is within the sole discretion of each selling stockholder. We will not receive any cash proceeds from the sale of any of our shares of common stock by the selling stockholders. However, we will receive the proceeds from the exercise of the warrants by the selling stockholders, if any, to the extent the warrants are exercised for cash. We have agreed to pay certain registration expenses. See the section entitled “Use of Proceeds” on page 9 of this prospectus.
Our common stock is listed on The NASDAQ Global Market under the symbol “ROKA.” On October 21, 2016, the closing price of our common stock was $6.30 per share.

Investing in our securities involves risk. You should carefully consider the risks that we have described under the section captioned “Risk Factors” in this prospectus on page 6 before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 24, 2016.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission, or SEC. By using such registration statement, the selling stockholders identified herein may, from time to time, offer and sell (in one or more transactions as described under "Plan of Distribution") up to 3,141,584 shares of our common stock underlying our Series A Preferred Stock and 3,141,584 shares of our common stock underlying warrants issued in our private placement offering which closed on September 21, 2016. We will not receive any of the proceeds from the sales of the common stock by the selling stockholders. However, we would receive the proceeds from the exercise of the warrants by the selling stockholders, if any, to the extent the warrants are exercised for cash. See the section of this prospectus entitled “Use of Proceeds” on page 9 of this prospectus.
This prospectus provides you with a general description of us and our securities. We may add, update or change in a prospectus supplement any of the information contained in this prospectus or the documents incorporated by reference. For further information about our business and our securities, you should refer to the registration statement and the reports incorporated by reference in this prospectus, as described in “Additional Information” and “Incorporation of Certain Information by Reference”.
You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. You should rely only on the information contained in this prospectus and in any prospectus supplement (including in any documents incorporated by reference herein or therein). You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold on a later date. We and the selling stockholders have not authorized anyone to provide you with any different information. The selling stockholders are offering to sell our securities, and seeking offers to buy, only in jurisdictions where offers and sales are permitted.
Roka Bioscience, Inc. is referred to herein as “Roka”, “the Company”, “we”, “us”, and “our”, unless the context indicates otherwise.
We own various U.S. federal trademark registrations and applications, and unregistered trademarks and servicemarks, including Roka Bioscience®, our corporate logo, Atlas® and the Atlas logo. All other trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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PROSPECTUS SUMMARY

The following summary highlights some information from this prospectus. It is not complete and does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus, including the “Risk Factors” section on page 6, the financial statements and related notes and the other more detailed information appearing elsewhere or incorporated by reference into this prospectus.

About Us
We are a molecular diagnostics company initially focused on providing advanced testing solutions for the detection of foodborne pathogens. Our company was founded in 2009 through the acquisition of the industrial application market assets of Gen-Probe Incorporated, which was subsequently acquired by Hologic, Inc. (herein referred to as "Gen-Probe"). The acquisition included a worldwide license for Gen-Probe’s molecular assay technologies in the industrial testing field, access to certain instrument platforms as well as certain key development personnel. Our advanced molecular assays and automated instruments are derived from this Gen-Probe technology, which Gen-Probe has validated for use in the highly regulated clinical diagnostics and blood screening markets. The proprietary molecular technology used in our assays enables us to offer accurate and rapid testing solutions while our fully automated instrument helps our customers reduce labor costs and minimize operator error. In late 2012, we launched our proprietary Atlas Detection Assays and Atlas instrument in the North American food safety testing market and we have worldwide rights to develop and commercialize our advanced molecular testing solutions for a wide range of other industrial applications.
We are focused on the commercialization of a comprehensive menu of molecular diagnostic products for the detection of foodborne pathogens under the Atlas brand name. We believe that other available pathogen test methods have significant performance gaps with respect to accuracy, time to results and automation, which are areas of critical importance to food processors, third-party contract testing laboratories and the government agencies that regulate food safety. Our Atlas solution is designed to provide our customers with accurate and rapid test results with reduced labor costs and improved laboratory efficiencies. In addition, we are developing a molecular chemistry and instrument platform in the near term, which is expected to address the needs of lower-volume throughput food safety customers and to have potential clinical applications.
Recent Events
Private Placement
On September 21, 2016, pursuant to a securities purchase agreement with certain accredited investors, including the selling stockholders, we closed a private placement offering in which we sold an aggregate of 22,500 shares of our newly designated non-voting, convertible preferred stock, par value $0.001 per share (which we refer to as the Series A Preferred Stock) and (ii) warrants to acquire an aggregate of 3,214,299 shares of our common stock, par value $0.001 (which we refer to as the Warrants) at a purchase price of $1,000 per share for a total offering amount of approximately $22.5 million (we refer to such private placement offering herein as the Private Placement).  Each share of Series A Preferred Stock is convertible into shares of our common stock, at a conversion price of $7.00 per share or an aggregate of approximately 3,214,299 shares of common stock, subject to adjustment in the event of a stock split, dividends or similar transaction.  The Warrants are exercisable at an exercise price of $7.00 per share, subject to adjustments as provided under the terms of the Warrant, and may be exercised for five years from the date of issuance.
The shares of Series A Preferred Stock are automatically convertible into shares of our common stock as described above at such time as we receive stockholder approval for the issuance of such shares of common stock in compliance with the rules of the Nasdaq Stock Market, or Nasdaq, and we plan to hold a special meeting of our stockholders on November 10, 2016 in order to receive such approval (the “Stockholder Approval”). In connection with the Private Placement, certain of our stockholders, representing an aggregate of 58.1% of our outstanding common stock (not including shares of common stock issuable upon conversion of the Series A Preferred Stock or the Warrants sold in the Private Placement), each entered into a voting agreement with us pursuant to which they each agreed to vote all of their shares of common stock in favor of any resolution presented to our stockholders to approve the issuance of the shares of common stock issuable upon conversion of the Series A Preferred Stock in compliance with Nasdaq rules (the “Voting Agreements”).
In the Private Placement, certain funds affiliated with certain members of our board of directors, and certain of our officers and directors purchased an aggregate of 12,145 shares of Series A Preferred Stock, which are convertible into 1,735,003 shares of common stock, and warrants to purchase 1,735,003 shares of common stock in the offering.
In connection with the Private Placement, we entered into a registration rights agreement with the selling stockholders (the “Registration Rights Agreement”), pursuant to which we agreed to prepare and file one or more registration statement covering the resale of the shares of common stock issuable upon the conversion of the Series A Preferred Stock and the exercise of the Warrants acquired in the Private Placement, and to use our reasonable best efforts to maintain the effectiveness of such registration statement(s) until all the shares of common stock have been sold or may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 under the Securities Act. We filed this registration statement to comply with our requirements under the Registration Rights Agreement.

Reverse Stock Split
On October 11, 2016, pursuant to the authorization granted to us by our stockholders at our 2016 annual meeting, we effected a one-for-ten reverse stock split of our common stock.  Unless otherwise indicated, all share numbers in this prospectus give effect to such reverse stock split.
Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012. We will remain an emerging growth company until the earlier of (i) the beginning of the first fiscal year following the fifth anniversary of our initial public offering, (ii) the beginning of the first fiscal year after our annual gross revenue is $1.0 billion or more, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities and (iv) as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

For as long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation and financial statements in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote to approve executive compensation and shareholder approval of any golden parachute payments not previously approved. We plan to take advantage of these reporting exemptions until we are no longer an “emerging growth company.”

Corporate Information

We were incorporated in Delaware under the name Roka Bioscience, Inc. in September 2009. Our principal executive offices are located at 20 Independence Boulevard, Warren, New Jersey 07059, and our telephone number is (908) 605-4700. Our website address is www.rokabio.com. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on our website or any such information in making your decision whether to purchase our securities.

THE OFFERING

Common Stock Offered by Selling Stockholders(1):	6,283,168 shares

Use of Proceeds:
We will not receive any of the proceeds from the sale of any of our shares by the selling stockholders. However, we will receive gross proceeds of up to approximately $22.0 million from the exercise of the Warrants by the selling stockholders, if any, to the extent the warrants are exercised for cash. See “Use of Proceeds” on page 9.

Risk Factors:
Investing in our common stock involves risks. Please refer to the sections titled “Risk Factors” beginning on page 6 of this prospectus, as well as the risks and uncertainties discussed under the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K; “Cautionary Note Regarding Forward‑Looking Statements” on page 8 of this prospectus, and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before investing our securities.

NASDAQ Global Market Symbol:	ROKA

(1) Consists of: (i) 3,141,584 shares of common stock issuable upon conversion of the Series A Preferred Stock and (ii) 3,141,584 shares of common stock issuable upon exercise of the Warrants.
Unless otherwise stated, all information in this prospectus assumes no conversion of the Series A Preferred Stock, no exercise of outstanding options or warrants to purchase common stock and no issuance of shares available for future issuance under our equity compensation plans.

SELECTED FINANCIAL DATA

You should read the following selected financial data together with our financial statements and the related notes contained in Item 8 of Part II of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and our financial statements and the related notes contained in Item 1 of Part I of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, which are incorporated by reference into this prospectus, except that share and per share information for the periods ended December 31, 2015, 2014, and 2013; March 31, 2016 and 2015; and June 30, 2016 and 2015 have been revised to reflect the one-for-ten reverse stock split of our issued and outstanding shares of common stock effected on October 11, 2016. The selected data in this section is not intended to replace the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, or on our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, except that share and per share information for the periods ended December 31, 2015, 2014 and 2013; March 31, 2016 and 2015; and June 30, 2016 and 2015 have been revised to reflect the one-for-ten reverse stock split.

We have derived the statements of operations data for each of the three years ended December 31, 2015, 2014 and 2013 from the audited financial statements contained in Item 8 of Part II of our Annual Report on Form 10-K for the year ended December 31, 2015. The consolidated statement of operations data set forth below for the three months ended March 31, 2016 and 2015 and for the three and six months ended June 30, 2016 and 2015 have been derived from our financial statements included in Item 1 of Part I of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, which are incorporated by reference into this prospectus.

The historical financial information set forth below may not be indicative of our future performance and should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and notes to those statements included in Item 7 of Part II and Item 8 of Part II, respectively, of our Annual Report on Form 10-K for the year ended December 31, 2015, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and notes to those statements included in Item 2 of Part I and Item 1 of Part I, respectively, of our Quarterly Report on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, and any amendment or update thereto reflected in subsequent filings with the SEC, and all other annual, quarterly and other reports that we file with the SEC after the date of this prospectus and that also are incorporated herein by reference.

	Year Ended December 31,
	2015	2014	2013
Revenue	$5,985	5,057	2,182
Operating expenses:
Cost of revenue	7,704	7,847	6,600
Research and development	7,689	7,934	7,568
Selling, general and administrative	21,778	19,101	17,483
Amortization of intangible assets	3,748	1,767	168
Impairment of goodwill	360	—	—
Total operating expenses	41,279	36,649	31,819
Loss from operations	(35,294)	(31,592)	(29,637)
Other income (expense):
Change in fair value of financial instruments	—	(785)	(2,595)
Interest income (expense), net	(2,006)	(1,805)	(438)
Loss before income taxes	(37,300)	(34,182)	(32,670)
Income tax provision (benefit)	(700)	(1,952)	(3,092)
Net loss and comprehensive loss	$(36,600)	$(32,230)	$(29,578)
Net Loss per Common Share:
Basic and diluted	$(21.18)	$(29.30)	$(568.05)
Weighted average common shares outstanding used in computing net loss per common share:
Basic and diluted	1,728,321	1,100,158	52,000

	Three Months Ended March 31,		Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015	2016	2015
Revenue	$1,626	$1,511	$1,824	$1,466	$3,451	$2,976
Operating expenses:
Cost of revenue	2,076	1,964	2,048	1,755	4,124	3,719
Research and development	1,987	1,889	1,496	1,876	3,483	3,765
Selling, general and administrative	4,385	5,113	4,496	5,416	8,880	10,529
Amortization of intangible assets	939	937	939	937	1,879	1,874
Total operating expenses	9,387	9,903	8,979	9,984	18,366	19,887
Loss from operations	(7,761)	(8,392)	(7,155)	(8,518)	(14,915)	(16,911)
Other income (expense):
Change in fair value of financial instruments		—	—	—	—	—
Interest income (expense), net	(417)	(466)	(404)	(718)	(822)	(1,184)
Loss before income taxes	(8,178)	(8,858)	(7,559)	(9,236)	(15,737)	(18,095)
Income tax provision (benefit)	(2)	2	2	4	(1)	6
Net loss and comprehensive loss	$(8,176)	$(8,860)	$(7,561)	$(9,240)	$(15,736)	$(18,101)
Net Loss per Common Share:
Basic and diluted	$(4.66)	$(5.14)	$(4.31)	$(5.35)	$(8.98)	$(10.50)
Weighted average common shares outstanding used in computing net loss per common share:
Basic and diluted	1,752,642	1,722,105	1,753,729	1,726,067	1,753,185	1,724,097

RISK FACTORS
An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below and under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K following the most recent Form 10-K, and in all other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement. The material risks and uncertainties that management believes affect us will be described in those documents. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus is qualified in its entirety by these risk factors
Additional Risks Relating to This Offering and Our Common Stock
The sale of a substantial amount of our common stock, including resale of the shares of common stock issuable upon the conversion of the Series A Preferred Stock and the exercise of the Warrants acquired in the Private Placement, in the public market after this offering could adversely affect the prevailing market price of our common stock and cause stockholders to experience dilution.
We have outstanding an aggregate of 1,788,400 shares of our common stock as of October 12, 2016. Upon receipt of Stockholder Approval, the outstanding shares of Series A Preferred Stock will automatically convert into approximately 3,214,299 shares of common stock. Pursuant to the registration rights granted in the Private Placement, we agreed to register the resale by the selling stockholders named herein of up to an aggregate of 6,283,168 share of common stock, including 3,141,584 shares of our common stock issuable upon the conversion of Series A Preferred Stock and 3,141,584 shares issuable upon exercise of the Warrants. Upon such registration (and, with respect to the shares issuable upon conversion of the Series A Preferred Stock, stockholder approval of the Private Placement), these shares will become generally available for immediate resale. Sales of substantial amounts of shares of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our common stock, and the market value of our other securities, and could result in substantial dilution to shareholders who held our common stock prior to the Private Placement. In addition, we may issue additional shares of common stock or other equity or debt securities convertible into common stock in connection with a future financing, acquisition, litigation settlement, employee arrangements or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and could cause our stock price to decline.
A substantial number of shares of common stock are being offered by this prospectus, and we cannot predict if and when the purchasers may sell such shares in the public markets. In addition, holders of approximately 830,000 common shares, or approximately 46.4%, of our outstanding common shares as of September 30, 2016, have rights, subject to some conditions, to require us to file registration statements covering the sale of their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. We have also registered the offer and sale of all shares of common stock that we may issue under our equity compensation plans. Furthermore, in the future, we may issue additional shares of common stock or other equity or debt securities convertible into common stock in connection with a financing, acquisition, litigation settlement, employee arrangements or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and could cause our stock price to decline.
Our share price may be volatile, which could subject us to securities class action litigation and our stockholders could incur substantial losses.
The market price of shares of our common stock could be subject to wide fluctuations in response to many risk factors listed in this section, and others beyond our control, including:

•	actual or anticipated fluctuations in our financial condition and operating results;

•	actual or anticipated changes in our growth rate relative to our competitors;

•	competition from existing products or new products that may emerge;

•	announcements by us, our partners or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations, or capital commitments;

•	failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;

•	issuance of new or updated research or reports by securities analysts;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

•	additions or departures of key management or other personnel;

•	disputes or other developments related to proprietary rights, including patents, litigation matters, and our ability to obtain patent protection for our technologies;

•	announcement or expectation of additional debt or equity financing efforts;

•	sales of our common stock by us, our insiders or our other stockholders; and

•	general economic and market conditions.
These and other market and industry factors may cause the market price and demand for our common stock to fluctuate substantially, regardless of our actual operating performance, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. In addition, the stock market in general, and NASDAQ and emerging growth companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. In the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. For example in December 2014, we, and certain of our officers and directors, were named as defendants in a purported class action lawsuit that generally alleged that we and certain of our officers and directors violated the Securities Act by making allegedly false and misleading statements pertaining to placements of our Atlas instruments and our expectations of future growth and increased market share and by failing to disclose “known trends and uncertainties about the Company’s sales.” We have entered into a settlement agreement, which remains subject to final court approval, for approximately $3.3 million, which we expect to be reimbursed under our insurance policies. If in the future any of our stockholders brought a lawsuit against us, we could incur significant legal expenses, settlement costs or damage awards that are not covered by, or exceed the limits of, our available directors’ and officers’ liability insurance, which could adversely impact our financial condition, results of operations or cash flows. Such a lawsuit could also divert the time and attention of our management.
Our common stock may be delisted from the NASDAQ Global Market.
Our common stock is listed on the Nasdaq Global Market. In order to maintain that listing, we must satisfy minimum financial and other requirements including, without limitation, a requirement that our closing bid price be at least $1.00 per share. On February 22, 2016, we received a written notice from NASDAQ indicating that we were not in compliance with the minimum bid price requirement for continued listing on the Nasdaq Global Market. At our annual meeting of stockholders held on June 22, 2016, we obtained stockholder approval to affect a reverse split of our common stock within a range of five to fifteen for one if our board of directors determines it necessary to regain compliance with applicable NASDAQ listing requirements. On August 23, 2016, we received a written notice from the Listing Qualifications department of NASDAQ notifying us that we had not regained compliance with Listing Rule 5450(a)(1), and that unless we either requested an appeal of this determination in accordance with the procedures set forth in the Nasdaq Listing Rules 5800 Series or submitted an application to transfer its securities to the Nasdaq Capital Market, our common stock would be scheduled for delisting at the opening of trading on September 1, 2016. We requested a hearing which stayed the delisting of our common stock, and this hearing was on October 13, 2016. On October 11, 2016, we effected a one-for-ten reverse stock split to try to regain compliance with the applicable Nasdaq Listing Requirements. We are waiting for the decision of the NASDAQ hearing panel. If NASDAQ determines to delist our common stock, the delisting could adversely affect the market liquidity of our common stock, the market price of our common stock and our ability to raise additional capital.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, including the documents that we incorporate by reference, contains or may contain forward-looking statements as that term is defined in the federal securities laws. The events described in forward-looking statements contained in this prospectus, including the documents that we incorporate by reference, may not occur. Generally, these statements relate to our business plans or strategies, projected or anticipated benefits or other consequences of our plans or strategies, financing plans, projected or anticipated benefits from acquisitions that we may make, or projections involving anticipated revenues, earnings or other aspects of our operating results or financial position, and the outcome of any contingencies. Any such forward-looking statements are based on current expectations, estimates and projections of management. We intend for these forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements. Words such as “may,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences.
These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, but not limited to:

•
the ability of our Atlas Detection Assays and Atlas instrument to gain market acceptance, particularly from key thought leaders in the industry, regulatory agencies, major food companies and third-party food safety testing laboratories;

•	our ability to increase our revenue, instrument placements and average revenue per instrument;

•
our ability to achieve or sustain profitability and if we are unable to achieve or sustain profitability, we may need to write-off certain intangible assets if events or changes in circumstances indicate that the carrying value of such assets is not recoverable and if such assets are found to be impaired, which could have a material adverse effect on our financial condition and results of operations;

•	the ability of our Atlas solution to provide our customers with accurate, timely test results and improved laboratory efficiencies;

•	our relationship with Gen-Probe under our license and supply agreements;

•
our relationships with key suppliers, including certain single source suppliers such as Gen-Probe, from whom we obtain our Atlas instrument and related parts and certain components and materials used in our Atlas Detection Assays;

•	our ability to manufacture our complex assays in accordance with precise technological specifications and in sufficient quantities, on a timely basis;

•	our ability to enhance existing products and to develop, introduce and commercialize new products;

•	our ability to protect our intellectual property rights, including the patent rights we license from Gen-Probe;

•	our ability to defend against any future claims that our Atlas Detection Assays and Atlas instrument infringe the patent rights of any third parties;

•	our ability to manage lengthy and variable sales cycles and to forecast revenue and operating expenses;

•
our ability to obtain court approval of the settlement agreement for, or if such court approval is not obtained, defend against the securities class action lawsuit, the resolution of which in a manner adverse to us could have an adverse effect on our financial condition and business;

•	our anticipated cash needs and our estimates regarding our capital requirements and our needs for additional financing; and

•	anticipated trends and challenges in our business and the markets in which we operate.

You should also consider carefully the statements set forth in the section titled “Risk Factors” or elsewhere in this prospectus and the documents incorporated or deemed incorporated herein by reference, including but not limited to the risks described in under “Risk Factors” and elsewhere in our most recent annual report on Form 10-K and in our updates to those risk factors in our quarterly reports on Form 10-Q and current reports on Form 8-K and other factors described elsewhere in this prospectus. Any one or more of these uncertainties, risks and other influences could materially affect our results of operations and whether forward-looking statements made by us ultimately prove to be accurate. Our actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock by the selling stockholders. However, we may receive up to an aggregate of approximately $22.0 million in proceeds upon exercise of the outstanding Warrants, assuming all Warrants by the selling stockholders are exercised for cash.
We anticipate that any proceeds from the exercise of Warrants by the selling stockholders will be used for general corporate purposes. The amount and timing of our actual use of proceeds may vary significantly depending on numerous factors, including the actual amount of proceeds we receive and the timing of when we receive such proceeds.

SELLING STOCKHOLDERS
As described in the prospectus summary, in the Private Placement, the selling stockholders acquired shares of our Series A Preferred Stock that are convertible into shares of our common stock and the Warrants that are exercisable for shares of our common stock.   In connection with the Private Placement, we entered into the Registration Rights Agreement, pursuant to which we agreed to prepare and file one or more registration statement covering the resale of the shares of common stock issuable upon the conversion of the Series A Preferred Stock and the exercise of the Warrants acquired in the Private Placement, and to use our reasonable best efforts to maintain the effectiveness of such registration statement(s) until all the shares of common stock have been sold or may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 under the Securities Act. We are filing this registration statement to comply with our requirements under the Registration Rights Agreement.

Under the terms of the Warrants, with the exception of certain selling stockholders who are directors, officers or current holders of 10% or more of our common stock, a selling stockholder may not exercise the warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% (which may be increased, but not to exceed 9.99%) of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the Warrants which have not been exercised. The table below does not reflect this limitation, with the effect that beneficial ownership of the selling stockholders is presented (for purposes of disclosure in this prospectus only) on a fully as exercised basis. In addition, the Certificate of Designations for the Series A Preferred Stock and the Warrants contain provisions prohibiting the holder thereof from converting the Series A Preferred Stock or exercising the Warrants to the extent that such conversion or exercise would result in the issuance, in the aggregate, of more than 19.99% of the shares of our common stock outstanding prior to entry into the Securities Purchase Agreement.  The table below does not reflect such limitation, with the effect that beneficial ownership of the selling stockholders is presented (for purposes of disclosure in this prospectus only) on a fully as converted basis.

The following table sets forth information as of September 21, 2016, and includes the shares of our common stock beneficially owned by each of the selling stockholders, the shares of common stock registered for sale and offered for sale by each of the selling stockholders, and the shares of common stock that will be owned by each of the selling stockholders upon sale of the shares registered for resale, assuming that each selling stockholder has converted all of its Series A Preferred Stock to common stock and exercised its Warrants in full pursuant to a cash exercise, and sells all such shares of common stock acquired in the Private Placement. This table is based upon information supplied by the selling stockholders. The percentage of shares owned in the table below is based on 5,002,672 shares of common stock outstanding, which includes 1,788,400 shares of common stock outstanding as of September 21, 2016 and 3,214,272 shares of common stock issuable upon automatic conversion of the Series A Preferred Stock. Only those selling stockholders listed below or their eligible transferees, pledgees, donees, assignees, distributees or successors may offer and sell the common stock pursuant to this prospectus and any accompanying prospectus supplement. The selling stockholders may offer the shares listed in the table below for sale pursuant to this prospectus and any accompanying prospectus supplement from time to time. Accordingly, no estimate can be given as to the shares of common stock that the selling stockholders will hold upon consummation of any such sales. Beneficial ownership is determined in accordance with the rules of the SEC. There are no material relationships between the selling stockholders and us, other than as disclosed below.

	Beneficial Ownership including the Private Placement Shares		Shares Being Offered for Sale	Beneficial Ownership After Sales
Name of Selling Stockholder	Number	Percent	Number	Number	Percent
Sabby Healthcare Master Fund, Ltd. (1)	285,716	5.55%	285,716	—	—%
Sabby Volatility Warrant Master Fund, Ltd. (2)	285,716	5.55%	285,716	—	—%
Armistice Capital Master Fund, Ltd. (3)	857,144	15.78%	857,144	—	—%
CVI Investments, Inc. (4)	160,000	3.15%	160,000	—	—%
Orchard View Master Fund, LP (5)	142,858	2.82%	142,858	—	—%
Empery Asset Master Ltd.(6)	63,144	1.25%	63,144	—	—%
Empery Tax Efficient, LP(7)	28,000	*	28,000	—	—%
Empery Tax Efficient II,LP(8)	51,716	1.03%	51,716	—	—%
Brio Capital Master Fund Ltd. (9)	142,858	2.82%	142,858	—	—%
MC Opportunities Fund LP (10)	100,000	1.98%	100,000	—	—%
Hudson Bay Master Fund, Ltd. (11)	100,000	1.98%	100,000	—	—%
Alpha Capital Anstalt (12)	85,716	1.70%	85,716	—	—%
Mark Mays (13)	70,000	1.39%	70,000	—	—%
Iroquois Master Fund Ltd. (14)	57,144	1.14%	57,144	—	—%
Iroquois Capital Investment Group, LLC (15)	21,430	*	21,430	—	—%
Pinz Capital International LP (16)	42,858	*	42,858	—	—%
ZSP Capital LLC(17)	28,572	*	28,572	—	—%
Intracoastal Capital, LLC(18)	57,144	1.14%	57,144	—	—%
Kingsbrook Opportunities Master Fund LP (19)	43,000	*	43,000	—	—%
Firstfire Global Opportunities Fund, LLC (20)	42,858	*	42,858	—	—%
Birchview Fund, LLC(21)	68,230	1.36%	43,000	25,230	*
James Barry Hawkins(22)	40,000	*	40,000	—	—%
Arthur Kirsch(23)	35,716	*	35,716	—	—%
Patricia Winter and Michael Bigger (24)	28,572	*	28,572	—	—%
OrbiMed Private Investments III, LP(25)	1,451,740	26.07%	1,132,076	319,664	6.39%
OrbiMed Associates III LP(26)*	13,825	*	10,782	3,043	*
New Enterprise Associate 13, LP(27)	1,464,539	26.27%	1,142,858	321,681	6.43%
TPG Biotechnology Partners III, LP (28)	1,441,786	25.87%	1,142,858	298,928	5.98%
Paul G. Thomas(29)	102,651	2.04%	14,286	88,365	1.77%
Nick Valeriani (30)*	15,535	*	14,286	1,249	*
Lars Boesgaard (31)*	17,687	*	7,144	10,543	*
Mary Duseau(32)*	7,429	*	2,858	4,571	*
David Patterson(33)*	10,844	*	2,858	7,986	*
____________________
*            Holds less than one percent (1%).

(1)
The shares beneficially owned consist of: (i) 142,858 shares of common stock issuable upon conversion of the Series A Preferred Stock; and (ii) Warrants to acquire 142,858 shares of common stock that were acquired in the Private Placement and are currently exercisable. Sabby Management, LLC serves as the Investment Manager of Sabby Healthcare Master Fund, Ltd. Hal Mintz is the Manager of Sabby Management, LLC and has voting and dispositive control over the shares being registered on behalf of Sabby Healthcare Master Fund, Ltd. Each of Sabby Management, LLC, and Hal Mintz disclaims beneficial ownership over the shares beneficially owned by Sabby Healthcare Fund, Ltd., except to the extent of their respective pecuniary interest therein.

(2)
The shares beneficially owned consist of: (i) 142,858 shares of common stock issuable upon conversion of the Series A Preferred Stock; and (ii) Warrants to acquire 142,858 shares of common stock that were acquired in the Private Placement and are currently exercisable. Sabby Management, LLC serves as the investment manager of Sabby

Healthcare Warrant Master Fund, Ltd. Hal Mintz is the Manager of Sabby Management, LLC and has voting and dispositive control over the shares being registered on behalf of Sabby Healthcare Warrant Master Fund, Ltd. Each of Sabby Management, LLC, and Hal Mintz disclaims beneficial ownership over the shares beneficially owned by Sabby Healthcare Fund, Ltd., except to the extent of their respective pecuniary interest therein.

(3)
The shares beneficially owned consist of: (i) 428,572 shares of common stock issuable upon conversion of the Series A Preferred Stock; and (ii) Warrants to acquire 428,572 shares of common stock that were acquired in the Private Placement and are currently exercisable. Steven J. Boyd serves as the Chief Investment Officer, and has voting and dispositive control over the shares being registered on behalf of Armistice Capital Master Fund, Ltd.

(4)
The shares beneficially owned consist of: (i) 80,000 shares of common stock issuable upon conversion of the Series A Preferred Stock; and (ii) Warrants to acquire 80,000 shares of common stock that were acquired in the Private Placement and are currently exercisable. Heights Capital Management, Inc. (“Heights”), the authorized agent of CVI Investments, Inc. (“CVI”), has the discretionary authority to vote and dispose of the shares held by CVI, including shares being registered on behalf of CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights, may also be deemed to have investment voting power and dispositive control over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI is affiliated with one or more FINRA member, none of whom are currently expected to participate in the sale of shares registered under this prospectus.

(5)
The shares beneficially owned consist of (i) 71,429 shares of common stock issuable upon conversion of the Series A Preferred Stock; and (ii) Warrants to acquire 71,429 shares of common stock that were acquired in the Private Placement and are currently exercisable. Eric Evans is the chief investment officer of Orchard View Capital Advisors LP, which has voting and dispositive control over the shares being registered on behalf of Orchard View Master Fund, LP.

(6)
The shares beneficially owned consist of (i) 31,572 shares of common stock issuable upon conversion of the Series A Preferred Stock; and (ii) Warrants to acquire 31,572 shares of common stock that were acquired in the Private Placement and are currently exercisable. Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd ("EAM"), has discretionary authority to vote and dispose of the shares held by EAM, including shares being registered on behalf of EAM, and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(7)
The shares beneficially owned consist of (i) 14,000 shares of common stock issuable upon conversion of the Series A Preferred Stock; and (ii) Warrants to acquire 14,000 shares of common stock that were acquired in the Private Placement and are currently exercisable. Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP ("ETE"), has discretionary authority to vote and dispose of the shares held by ETE, including shares being registered on behalf of ETE, and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(8)
The shares beneficially owned consist of (i) 25,858 shares of common stock issuable upon conversion of the Series A Preferred Stock; and (ii) Warrants to acquire 25,858 shares of common stock that were acquired in the Private Placement and are currently exercisable. Empery Asset Management LP, the authorized agent of Empery Tax Efficient II, LP ("ETE II"), has discretionary authority to vote and dispose of the shares held by ETE II, including shares being registered on behalf of ETE II, and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP may also be deemed to have investment discretion and voting power over the shares held by ETE II. ETE II, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(9)
The shares beneficially owned consist of (i) 71,429 shares of common stock issuable upon conversion of the Series A Preferred Stock; and (ii) Warrants to acquire 71,429 shares of common stock that were acquired in the Private Placement and are currently exercisable. Shaye Hirsch serves as director, and has voting and dispositive control over the shares being registered on behalf of Brio Capital Master Fund Ltd.

(10)
The shares beneficially owned consist of (i) 50,000 shares of common stock issuable upon conversion of the Series A Preferred Stock; and (ii) Warrants to acquire 50,000 shares of common stock that were acquired in the Private Placement and are currently exercisable. MC Opportunities Fund GP LLC serves as the General Partner of MC Opportunities Fund L.P. Theodore L. Koenig is the manager of MC Opportunities Fund GP LLC and has voting and dispositive control over the shares being registered on behalf of MC Opportunities Fund LP.

(11)
The shares beneficially owned consist of (i) 50,000 shares of common stock issuable upon conversion of the Series A Preferred Stock; and (ii) Warrants to acquire 50,000 shares of common stock that were acquired in the Private Placement and are currently exercisable. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP and has voting and dispositive control over the shares being registered on behalf of Hudson Bay Master Fund Ltd. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership of these securities.

(12)
The shares beneficially owned consist of (i) 42,858 shares of common stock issuable upon conversion of the Series A Preferred Stock; and (ii) Warrants to acquire 42,858 shares of common stock that were acquired in the Private Placement and are currently exercisable. Konrad Ackerman serves as director, and has voting and dispositive control over the shares being registered on behalf of Alpha Capital Anstalt.

(13)
The shares beneficially owned consist of (i) 35,000 shares of common stock issuable upon conversion of the Series A Preferred Stock; and (ii) Warrants to acquire 35,000 shares of common stock that were acquired in the Private Placement and are currently exercisable. Mark Mays has voting and dispositive control over the shares held by him.

(14)
The shares beneficially owned consist of (i) 28,572 shares of common stock issuable upon conversion of the Series A Preferred Stock; and (ii) Warrants to acquire 28,572 shares of common stock that were acquired in the Private Placement and are currently exercisable. Iroquois Capital Management LLC (“Iroquois Capital”) is the investment manager of Iroquois Master Fund, LTD (“IMF”), and has voting control and investment direction over shares held by IMF. Rich Abbe, as President of Iroquois Capital, has voting and dipositive power on behalf of Iroquois Capital in its capacity as investment manager to IMF. As a result, Mr. Abbe may be deemed to have beneficial ownership of the shares held by IMF.

(15)
The shares beneficially owned consist of (i) 10,715 shares of common stock issuable upon conversion of the Series A Preferred Stock; and (ii) Warrants to acquire 10,715 shares of common stock that were acquired in the Private Placement and are currently exercisable. Rich Abbe serves as the managing member of Iroquois Capital Investment Group, LLC, and has voting and dipositive power on behalf of Iroquois Capital Investment Group, LLC.

(16)
The shares beneficially owned consist of (i) 21,429 shares of common stock issuable upon conversion of the Series A Preferred Stock; and (ii) Warrants to acquire 21,429 shares of common stock that were acquired in the Private Placement and are currently exercisable. Pinz Capital Management LLC is the investment advisor for Pinz Capital International LP. Matthew L. Pinz serves as the sole managing member of Pinz Capital Management LLC, and has voting and dispositive control over the shares being registered on behalf of Pinz Capital International LP.

(17)
The shares beneficially owned consist of (i) 14,286 shares of common stock issuable upon conversion of the Series A Preferred Stock; and (ii) Warrants to acquire 14,286 shares of common stock that were acquired in the Private Placement and are currently exercisable. Matthew Pinz is the sole managing member, and has voting and dispositive control over the shares being registered on behalf of ZSP Capital LLC.

(18)
The shares beneficially owned consist of (i) 28,572 shares of common stock issuable upon conversion of the Series A Preferred Stock; and (ii) Warrants to acquire 28,572 shares of common stock that were acquired in the Private Placement and are currently exercisable. Mitchell P. Kopin and Daniel B. Asher, each of whom are managing members of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion of the shares registered on behalf of Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership of the shares being registered on behalf of Intracoastal. Mr. Asher is also a control person of a broker-dealer. As a result of such common control, Intracoastal may be deemed to be an affiliate of a broker-dealer. Intracoastal acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of such shares, Intracoastal did not have any arrangements or understandings with any person to distribute such shares.

(19)
The shares beneficially owned consist of (i) 21,500 shares of common stock issuable upon conversion of the Series A Preferred Stock; and (ii) Warrants to acquire 21,500 shares of common stock that were acquired in the Private Placement and are currently exercisable Kingsbrook Partners LP (“Kingsbrook Partners”) is the investment manager of Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”) and has voting and dispositive control over shares held registered on behalf of Kingsbrook Opportunities. Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities, and may be considered the beneficial owner of any shares deemed to be beneficially owned by Kingsbrook Opportunities. KB GP LLC (“GP LLC”) is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any shares deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of the Opportunities GP and GP LLC and as a result may be considered beneficial owners of any shares deemed beneficially owned by Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these shares.

(20)
The shares beneficially owned consist of (i) 21,429 shares of common stock issuable upon conversion of the Series A Preferred Stock; and (ii) Warrants to acquire 21,429 shares of common stock that were acquired in the Private Placement and are currently exercisable. Eliezer Fireman is the managing member, and has voting and dispositive control over the shares being registered on behalf of Firstfire Global Opportunities Fund, LLC.

(21)
The shares beneficially owned consist of (i) 25,230 shares of common stock, (ii) 21,500 shares of common stock issuable upon conversion of the Series A Preferred Stock; and (iii) Warrants to acquire 21,500 shares of common stock that were acquired in the Private Placement and are currently exercisable. Matthew Strobeck serves as the managing partner and chief executive officer, and has voting and dispositive control over the shares being registered on behalf of Birchview Fund, LLC. Mr. Strobeck may be deemed to be the indirect beneficial owner of the shares beneficially owned by Birchview Fund, LLC and hereby disclaims any beneficial ownership except to the extent of his pecuniary interest therein.

(22)
The shares beneficially owned consist of (i) 20,000 shares of common stock issuable upon conversion of the Series A Preferred Stock; and (ii) Warrants to acquire 20,000 shares of common stock that were acquired in the Private Placement and are currently exercisable. James Barry Hawkins has voting and dispositive control over the shares being registered on behalf of him.

(23)
The shares beneficially owned consist of (i) 17,858 shares of common stock issuable upon conversion of the Series A Preferred Stock; and (ii) Warrants to acquire 17,858 shares of common stock that were acquired in the Private Placement and are currently exercisable. Arthur Kirsch has voting and dispositive control over the shares held by him.

(24)
The shares beneficially owned consist of (i) 14,286 shares of common stock issuable upon conversion of the Series A Preferred Stock; and (ii) Warrants to acquire 14,286 shares of common stock that were acquired in the Private Placement and are currently exercisable. Michael Bigger and has voting and dispositive control over the shares being registered on behalf of him and Patricia Winter.

(25)
The shares beneficially owned consist of (i) 319,005 shares of common stock (ii) 566,038 shares of common stock issuable upon conversion of the Series A Preferred Stock; and (iii) Warrants to acquire 566,038 shares of common stock that were acquired in the Private Placement and are currently exercisable. OrbiMed Advisors LLC (“Advisors”), a registered investment adviser under the Investment Advisers Act of 1940, as amended, is the sole Managing Member of OrbiMed Capital GP III (“GP III”), which is the sole General Partner of OrbiMed Private Investments III, LP (“OPI III”), which holds the shares of our common stock. Samuel D. Isaly is the Managing Member of and owner of a controlling interest in Advisors and may be deemed to have voting and investment power over shares held by OPI III. Mr. Isaly disclaims beneficial ownership over such shares, except to the extent of his pecuniary interest therein. Additionally, shares beneficially owned include options granted to Mr. Silverstein to purchase approximately 659 shares of common stock that are exercisable within 60 days of September 21, 2016, and excludes 3,799 shares of common stock underlying options that are not exercisable within 60 days of September 21, 2016, and for which any economic benefit of these options is transferable to OrbiMed Private Investments.

(26)
The shares beneficially owned consist of (i) 3,037 shares of common stock, (ii) 5,391 shares of common stock issuable upon conversion of the Series A Preferred Stock; and (iii) Warrants to acquire 5,391 shares of common stock that were acquired in the Private Placement and are currently exercisable. OrbiMed Advisors LLC (“Advisors”), a registered investment adviser under the Investment Advisers Act of 1940, as amended, is the sole Managing Member of OrbiMed Capital GP III (“GP III”), which is the sole General Partner of OrbiMed Associates III, LP (“Associates III”), which holds the shares of our common stock. Samuel D. Isaly is the Managing Member of and owner of a controlling interest in Advisors and may be deemed to have voting and investment power over shares held by Associates III. Mr. Isaly disclaims beneficial ownership over such shares, except to the extent of his pecuniary interest therein. Additionally, shares beneficially owned include options granted to Mr. Silverstein to purchase approximately 6 shares of common stock that are exercisable within 60 days of September 21, 2016, and excludes 36 shares of common stock underlying options that are not exercisable within 60 days of September 21, 2016, and for which any economic benefit of these options is transferable to Associates III.

(27)
The shares beneficially owned consist of (i) 321,681 shares of common stock (ii) 571,429 shares of common stock issuable upon conversion of the Series A Preferred Stock; and (iii) Warrants to acquire 571,429 shares of common stock that were acquired in the Private Placement and are currently exercisable. The shares are directly held by New Enterprise Associate 13, LP (“NEA 13”) are indirectly held by NEA Partners 13, LP (“NEA Partners 13”), the sole general partner of NEA 13, New Enterprise Associate 13 GP, LTD (“NEA 13 LTD”), the sole general partner of NEA Partners 13, and each of the individual directors of NEA 13 LTD. The individual directors, or collectively, the Directors, of NEA 13 LTD are M. James Barrett (a member of our board of directors), Peter J. Barris, Forest Baskett, Patrick J. Kerins, Krishna "Kittu" Kolluri, David M. Mott, Scott D. Sandell, Ravi Viswanathan and Harry R. Weller. NEA 13, NEA Partners 13, NEA 13 LTD and the Directors share voting and dispositive power with regard to the shares being registered on behalf of NEA 13. Mssrs. Barris, Baskett, Kerins, Kolluri, Mott, Sandell, Viswanathan and Weller hereby disclaim any beneficial ownership of applicable shares except to the extent of their pecuniary interest therein.

(28)
The shares beneficially owned consist of (i) 298,928 shares of common stock (ii) 571,429 shares of common stock issuable upon conversion of the Series A Preferred Stock; and (iii) Warrants to acquire 571,429 shares of common stock that were acquired in the Private Placement and are currently exercisable. All shares are held directly by TPG Biotechnology Partners III, L.P. (“TPG Biotech III”). TPG Biotechnology GenPar III, L.P. (“TPG Biotech GenPar III”), is the general partner of TPG Biotech III. TPG Biotechnology GenPar III Advisors, LLC (“TPG Biotech Advisors III”), is the general partner of TPG Biotech GenPar III. TPG Holdings I, L.P. (“TPG Holdings”) is the sole member of TPG Biotech Advisors III. TPG Holdings I-A, LLC (“TPG Holdings LLC”) is the general partner of TPG Holdings. TPG Group Holdings (SBS), L.P. (“TPG Group Holdings”) is the sole member of TPG Holdings LLC. TPG Group Holdings (SBS) Advisors, Inc. is the general partner of TPG Group Holdings and may be deemed to have voting and dispositive power over the shares held by TPG Biotech III. David Bonderman and James G. Coulter are officers and sole shareholders of TPG Group Holdings (SBS) Advisors, Inc. and have voting and dispositive power over the shares being registered on behalf of TPG Biotech III. Messrs. Bonderman and Coulter each disclaim beneficial ownership of the shares reported herein except to the extent of their pecuniary interest therein.

(29)
Paul G. Thomas is President and Chief Executive Officer of the Company. The shares beneficially owned consists of (i) 78,351 shares of common stock, of which 14,265 shares are unvested restricted stock, (ii) options to purchase 10,014 shares of common stock that are exercisable within 60 days of September 21, 2016, (iii) 7,143 shares of common stock issuable upon conversion of the Series A Preferred Stock; and (iv) Warrants to acquire 7,143 shares of common stock that were acquired in the Private Placement and are currently exercisable. The beneficial ownership excludes 25,836 shares of common stock underlying options that are not exercisable within 60 days of September 21, 2016.

(30)
Nicolas J. Valeriani is a member of the Board of Directors of the Company. The shares beneficially owned consists of (i) options to purchase 1,249 shares of common stock that are exercisable within 60 days of September 21, 2016), (ii) 7,143 shares of common stock issuable upon conversion of the Series A Preferred Stock; and (iii) Warrants to acquire 7,143 shares of common stock that were acquired in the Private Placement and are currently exercisable. Excludes 4,751 shares of common stock underlying options that are not exercisable within 60 days of September 21, 2016.

(31)
Lars Boesgaard is Vice President and Chief Financial Officer of the Company. The shares beneficially owned consists of (i) 5,366 shares of common stock, of which 4,027 shares are unvested restricted stock, (ii) options to purchase 5,177 shares of common stock that are exercisable within 60 days of September 21, 2016), (iii) 3,572 shares of common stock issuable upon conversion of the Series A Preferred Stock; and (iv) Warrants to acquire 3,572 shares of common stock that were acquired in the Private Placement and are currently exercisable. The beneficial ownership excludes 5,589 shares of common stock underlying options that are not exercisable within 60 days of September 21, 2016.

(32)
Mary Duseau is Senior Vice President and Chief Commercial Officer of the Company. The shares beneficially owned consists of (i) options to purchase 4,571 shares of common stock that are exercisable within 60 days of September 21, 2016), (ii) 1,429 shares of common stock issuable upon conversion of the Series A Preferred Stock; and (iii) Warrants to acquire 1,429 shares of common stock that were acquired in the Private Placement and are currently exercisable. The beneficial ownership excludes 10,179 shares of common stock underlying options that are not exercisable within 60 days of September 21, 2016.

(33)
David Patterson is Vice President of Operations of the Company. The shares beneficially owned consists of (i) 4,526 shares of common stock, of which 1,831 shares are unvested restricted stock, (ii) options to purchase 3,460 shares of common stock that are exercisable within 60 days of September 21, 2016), (iii) 1,429 shares of common stock issuable upon conversion of the Series A Preferred Stock; and (iv) Warrants to acquire 1,429 shares of common stock that were acquired in the Private Placement and are currently exercisable. The beneficial ownership excludes 4,792 shares of common stock underlying options that are not exercisable within 60 days of September 21, 2016.

PLAN OF DISTRIBUTION

 Each selling stockholder of the securities named herein and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker‑dealer solicits purchasers;

•	block trades in which the broker‑dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker‑dealer as principal and resale by the broker‑dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker‑dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (or the Securities Act), if available, rather than under this prospectus.
Broker‑dealers engaged by the selling stockholders may arrange for other brokers‑dealers to participate in sales. Broker‑dealers may receive commissions or discounts from the selling stockholders (or, if any broker‑dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS
The validity of the securities being offered hereby will be passed upon by Lowenstein Sandler LLP.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION
ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the DGCL, or Section 145, provides that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by us or in our right) by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that we similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by is or in our right to procure judgment in our favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Our amended and restated certificate of incorporation and bylaws provide that, to the fullest extent permitted by the DGCL, our directors shall not be liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, and that we shall, to the maximum extent permitted under the DGCL, indemnify any person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be our director or officer or while a director or officer is or was serving at our request as a director, officer, partner, trustee, employee, or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ADDITIONAL INFORMATION

This prospectus is part of a Registration Statement on Form S-3 that we have filed with the SEC relating to the shares of our securities being offered hereby. This prospectus does not contain all of the information in the Registration Statement and its exhibits. The Registration Statement, its exhibits and the documents incorporated by reference in this prospectus and their exhibits, all contain information that is material to the offering of the Securities hereby. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete. You should refer to the exhibits that are a part of the Registration Statement in order to review a copy of the contract or documents. The Registration Statement and the exhibits are available at the SEC’s Public Reference Room or through its Website.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and at its regional offices, a list of which is available on the Internet at http://www.sec.gov/contact/addresses.htm. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. Additionally, you may access our filings with the SEC through our website at http://www.rokabio.com. The information on our website is not part of this prospectus.

We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to:

Investor Relations Department
Roka Bioscience, Inc.
20 Independence Boulevard
Warren, New Jersey 07059
Telephone number: (908) 605-4700

You should rely only on the information in this prospectus and the additional information described above and under the heading “Incorporation of Certain Information by Reference” below. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely upon it. The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus was accurate on the date of the front cover of this prospectus only, and that any information we have incorporated by reference was accurate on the date of the document incorporated by reference only. Our business, financial condition, results of operations and prospects may have changed since such date.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus and any accompanying prospectus supplement.

We incorporate by reference the documents listed below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 9, 2016;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016, filed with the SEC on May 6, 2016, and June 30, 2016, filed with the SEC on August 5, 2015;

•	our Proxy Statement on Schedule 14A filed with the SEC on April 29, 2016;

•	our Current Reports on Form 8-K filed with the SEC on February 25 2016, June 27 2016, August 26, 2016, September 16, 2016, September 22, 2016 and October 11, 2016; and

•
the description of our common stock contained in our Registration Statement on Form 8-A, filed on July 11, 2014, including any amendments thereto or reports filed for the purposes of updating this description

All reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement but before the termination of the offering of the Securities hereunder will also be considered to be incorporated by reference into this prospectus from the date of the filing of these reports and documents, and will supersede the information herein; provided, however, that all reports or portions thereof that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. We undertake to provide without charge to each person (including any beneficial owner) who receives a copy of this prospectus, upon written or oral request, a copy of all of the preceding documents that are incorporated by reference (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents). You may request a copy of these materials in the manner set forth under the heading “Additional Information,” above.

6,283,168 Shares
of
Common Stock

PROSPECTUS

October 24, 2016